HART & TRINEN, LLP
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.              ________           Email:  harttrinen@aol.com
Donald T. Trinen                                      Facsimile:  (303) 839-5414
                                 (303) 839-0061
--

Will Hart

                               September 27, 2011

Securities and Exchange Commission
Mail Stop 6010
100 F Street, NE
Washington, DC 20549

      Re:   Biocurex, Inc.
            Post-Effective Amendment No. 1 to Registration Statement on Form S-1 File No. 333-144879


     This office  represents  Biocurex,  Inc. (the "Company").  On behalf of the
Company,  we  request  that  the  above-captioned   registration   statement  be
withdrawn.

     The reason for this request is the post-effective amendment was incorrectly filed using the EDGAR tag for pre-effective amendments.

     No securities were sold by means of the amended registration statement.

                                Very truly yours,

                                HART & TRINEN, L.L.P.

                                By /s/ William T. Hart

                                   William T. Hart


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